Exhibit 99.1
ManTech Announces Financial Results for
Second Quarter of 2018

•	Bookings of $1.3 billion, resulting in a book-to-bill ratio of 2.7

•	Revenues: $491 million, up 19% from second quarter of 2017

•	Operating Income: $28.3 million for an operating margin of 5.8%

•	Diluted EPS: $0.50, up 25% from second quarter of 2017

•	Cash Flow from Operations: $53 million or 2.7 times net income

FAIRFAX, Va., August 1, 2018 (GLOBE NEWSWIRE) – ManTech International Corporation (Nasdaq:MANT), a leading provider of innovative technologies and solutions for mission-critical national security programs, today announced financial results for the second quarter of fiscal year 2018, which ended June 30, 2018.

“ManTech's strategy of prioritizing our customers and their missions continues to result in exceptional financial performance. In the second quarter, ManTech won a significant level of new contract awards, delivered a strong quarter of organic growth and generated robust cash flow. Our recent contract awards combined with the elevated level of proposal activity sustains our optimism regarding ManTech's prospects for continued growth,” said ManTech President and Chief Executive Officer, Kevin M. Phillips.

Summary Operating Results

	Three months ended June 30,
(In Millions Except Per Share Amounts)	2018	2017
Revenue	$491.0	$413.7
Operating Income	$28.3	$24.9
Operating Margin	5.8%	6.0%
Depreciation and Amortization	$13.5	$7.8
Depreciation and Amortization % of Revenue	2.8%	1.9%
Net Income	$19.9	$15.6
Diluted Earnings Per Share	$0.50	$0.40

As a result of increased demand for our services and solutions, revenues for the quarter were $491.0 million, up 19% from $413.7 million in the second quarter of 2017. Revenue growth was driven by a combination of organic expansion from recent contract awards and acquisitions.

Operating income for the quarter was $28.3 million, up 14% compared to the second quarter of 2017, representing an operating margin of 5.8%. For the quarter, net income was $19.9 million and diluted earnings per share were $0.50, up 28% and 25%, respectively, compared to the second quarter of 2017.

Cash Management and Capital Deployment

	Three months ended June 30,
(Dollars In Millions)	2018	2017
Net Income	$19.9	$15.6
Cash Flow from Operations	$53.0	$26.8
Operating Cash Flow Multiple of Net Income	2.7x	1.7x
Capital Expenditures	$10.7	$3.5
Days Sales Outstanding (DSO)	68	69
Cash and Cash Equivalents, End of Period	$7.2	$108.2
Current and Long Term Debt, End of Period	$29.5	$0.0

Cash flow from operations for the quarter was $53.0 million or 2.7 times net income. Days sales outstanding (DSO) were 68 days. As of June 30, 2018, the company had $7.2 million in cash and cash equivalents and $29.5 million of outstanding borrowings on its $500 million revolving-credit facility, which leaves the company with ample financial capacity to support organic growth, pursue acquisitions and issue dividends while maintaining a strong balance sheet.

In the second quarter, the company paid $9.9 million in dividends, or $0.25 per share, to its common stockholders of record as of June 8, 2018. The Board of Directors has declared that the company will pay a cash dividend of $0.25 per share on September 21, 2018, to all common stockholders of record as of September 7, 2018, as part of its regular quarterly cash dividend program. Future declarations of dividends and their record and payment dates are subject to the final determination of ManTech's Board of Directors.

Contract Awards

Contract awards (bookings) totaled $1.3 billion in the quarter, representing a book-to-bill ratio of 2.7. In Q2, approximately 87% of the awards were for new business. Over the trailing 12 months, the book-to-bill ratio is 2.6. ManTech won several large, single-award contracts in the quarter including:

•
Managed Enterprise IT Services for an agency of the Department of Defense. ManTech was awarded a 10-year contract totaling $959 million by an agency of the Department of Defense to provide managed enterprise IT services.

•
Intelligence, Surveillance and Reconnaissance (ISR) and Electronic Warfare (EW) Mission Systems Engineering for the Navy. ManTech was awarded a 4-year contract totaling $71 million to provide advanced systems engineering on ISR and EW systems on Naval Air Systems Command (NAVAIR) Maritime Patrol and Reconnaissance Aircraft (MPRA) platforms.

•
Research, Development, Test & Evaluation (RDT&E) of Unmanned Aircraft Systems (UAS) for the Navy. ManTech was awarded a 4-year contract totaling $45 million to provide RDT&E to help modernize NAVAIR's UAS platforms with next generation systems and sensors including electro-optics, radar, communications, signal intelligence systems and electronic support measure systems.

Additional contract awards in the quarter include several extensions to existing contracts and new contracts from various customers, most of which are classified.

In addition, the company won several multiple-award indefinite-delivery, indefinite-quantity (IDIQ) contracts, which are not included in bookings, including:

•	General Services Administration Alliant 2. Under this 10-year, $50 billion multiple award contract ManTech will have the opportunity to win task orders to provide a range of IT solutions.

The company’s backlog of business at quarter end was $7.8 billion and funded backlog was $1.3 billion.

Forward Guidance

Based on our strong performance in the first half, we are narrowing our 2018 guidance range on revenue, net income and diluted earnings per share as specified in the table below.

Measure	Fiscal 2018 Guidance
Revenue (billion)	$1.92 - $1.96
Net Income (million)	$79.5 - $82.6
Diluted Earnings per Share	$1.99 - $2.07

ManTech Chief Financial Officer Judith L. Bjornaas said, "I am pleased to report that ManTech had strong financial performance in the second quarter. In addition to maintaining our business development successes, we remain focused on strengthening program execution and improving our direct labor content. ManTech's strong market positioning coupled with our differentiated and innovative solutions will allow us to continue to gain market share."

Conference Call

ManTech executive management will hold a conference call on August 1, 2018, at 5 p.m. Eastern to discuss the financial results and outlook and answer questions. Analysts may participate on the conference call by dialing 877-638-9567 (domestic) or 253-237-1032 (international) and entering passcode 2876404. The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of the ManTech website (http://investor.mantech.com). A replay of the conference call will be available on the ManTech website approximately 2 hours after the conclusion of the conference call.

About ManTech International Corporation

ManTech provides mission-focused technology solutions and services for U.S. defense, intelligence community and federal civilian agencies. Now in our 50th year, we excel in full-spectrum cyber, data collection & analytics, enterprise IT, systems engineering and software application development solutions that support national and homeland security. Additional information on ManTech can be found at www.mantech.com.

Forward-Looking Information

Statements and assumptions made in this press release, which do not address historical facts, constitute “forward-looking” statements that ManTech believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, many of which are outside of our control. Words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” or “estimate,” or the negative of these terms or words of similar import, are intended to identify forward-looking statements.

These forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes we anticipate. Factors that could cause actual results to differ materially from the results we anticipate include, but are not limited to, the following: failure to maintain our relationship with the U.S. government, or failure to compete effectively for new contract awards or to retain existing U.S. government contracts; inability to recruit and retain sufficient number of employees with specialized skill sets or necessary security clearances who are in great demand and limited supply; issues relating to competing effectively for awards procured through the competitive bidding process, including the adverse impact of delay caused by competitors’ protests of contracts awards received by us; adverse changes in U.S. government spending for programs we support, whether due to changing mission priorities, socio-economic policies that reduce the contracts that we may bid on, cost reduction and efficiency initiatives by our customers, or other federal budget constraints generally; failure to obtain option awards, task orders or funding under contracts; failure to realize the full amount of our backlog or adverse changes in the timing of receipt of revenues under contracts included in backlog; renegotiation, modification or termination of our contracts, or failure to perform in conformity with contract terms or our expectations; disruption of our business or damage to our reputation resulting from security breaches in customer systems, internal systems or services failures (including as a result of cyber or other security threats), or employee or subcontractor misconduct; failure to successfully integrate acquired companies or businesses into our operations or to realize any accretive or synergistic effects from such acquisitions; increased exposure to risks associated with conducting business internationally; non-compliance with, or adverse changes in, complex U.S. government laws, procurement regulations or processes; and adverse results of U.S. government audits or other investigations of our government contracts. These and other risk factors are more fully discussed in the section entitled "Risk Factors" in ManTech's Annual Report on Form 10-K previously filed with the Securities and Exchange Commission on Feb. 23, 2018, Item 1A of Part II of our Quarterly Reports on Form 10-Q, and, from time to time, in ManTech's other filings with the Securities and Exchange Commission.

The forward-looking statements included herein are only made as of the date of this press release, and ManTech undertakes no obligation to publicly update any of the forward-looking statements made herein, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

MANTECH INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands Except Share and Per Share Amounts)

	(unaudited)
	June 30, 2018	December 31, 2017
ASSETS
Cash and cash equivalents	$7,197	$9,451
Receivables—net	370,864	311,410
Prepaid expenses	40,701	22,933
Other current assets	10,912	23,370
Total Current Assets	429,674	367,164
Goodwill	1,085,806	1,084,560
Other intangible assets—net	182,597	194,348
Property and equipment—net	53,895	46,082
Employee supplemental savings plan assets	34,037	33,555
Investments	11,827	11,843
Other assets	7,943	6,923
TOTAL ASSETS	$1,805,779	$1,744,475
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Accounts payable and accrued expenses	$134,355	$122,405
Accrued salaries and related expenses	88,581	87,064
Contract liabilities	33,056	18,816
Total Current Liabilities	255,992	228,285
Long term debt	29,500	31,000
Deferred income taxes	106,030	97,194
Accrued retirement	33,623	34,517
Other long-term liabilities	10,534	10,505
TOTAL LIABILITIES	435,679	401,501
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Common stock, Class A—$0.01 par value; 150,000,000 shares authorized; 26,626,297 and 26,285,773 shares issued at June 30, 2018 and December 31, 2017; 26,382,184 and 26,041,660 shares outstanding at June 30, 2018 and December 31, 2017	266	263
Common stock, Class B—$0.01 par value; 50,000,000 shares authorized;13,189,245 and 13,189,245 shares issued and outstanding at June 30, 2018 and December 31, 2017	132	132
Additional paid-in capital	498,370	492,030
Treasury stock, 244,113 and 244,113 shares at cost at June 30, 2018 and December 31, 2017	(9,158)	(9,158)
Retained earnings	880,837	860,027
Accumulated other comprehensive loss	(347)	(320)
TOTAL STOCKHOLDERS’ EQUITY	1,370,100	1,342,974
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,805,779	$1,744,475

MANTECH INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In Thousands Except Per Share Amounts)

	(unaudited) Three months ended June 30,		(unaudited) Six months ended June 30,
	2018	2017	2018	2017
REVENUE	$491,044	$413,694	$964,280	$832,068
Cost of services	421,012	350,674	824,945	707,721
General and administrative expenses	41,703	38,085	84,585	75,022
OPERATING INCOME	28,329	24,935	54,750	49,325
Interest expense	(657)	(317)	(1,391)	(611)
Interest income	27	28	42	52
Other income (expense), net	58	5	62	44
INCOME FROM OPERATIONS BEFORE INCOME TAXES AND EQUITY METHOD INVESTMENTS	27,757	24,651	53,463	48,810
Provision for income taxes	(7,821)	(9,126)	(13,500)	(18,226)
Equity in gains (losses) of unconsolidated subsidiaries	(21)	36	19	5
NET INCOME	$19,915	$15,561	$39,982	$30,589
BASIC EARNINGS PER SHARE:
Class A common stock	$0.50	$0.40	$1.01	$0.79
Class B common stock	$0.50	$0.40	$1.01	$0.79
DILUTED EARNINGS PER SHARE:
Class A common stock	$0.50	$0.40	$1.01	$0.78
Class B common stock	$0.50	$0.40	$1.01	$0.78

MANTECH INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

	(unaudited) Six months ended June 30,
	2018	2017
CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES:
Net income	$39,982	$30,589
Adjustments to reconcile net income to net cash flow from (used in) operating activities:
Depreciation and amortization	26,733	15,522
Deferred income taxes	8,836	7,951
Stock-based compensation	2,242	2,256
Equity in gains of unconsolidated subsidiaries	(19)	(5)
Change in assets and liabilities—net of effects from acquired businesses:
Receivables—net	(52,584)	2,491
Prepaid expenses	(17,916)	(7,606)
Other current assets	12,414	10,137
Employee supplemental savings plan asset	(482)	(2,072)
Accounts payable and accrued expenses	4,997	(4,718)
Accrued salaries and related expenses	1,618	7,809
Contract liabilities	10,957	1,624
Accrued retirement	(894)	500
Other	(859)	(1,174)
Net cash flow from operating activities	35,025	63,304
CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES:
Purchases of property and equipment	(16,422)	(4,385)
Investment in capitalized software for internal use	(2,921)	(2,537)
Deferred contract costs	(769)	—
Proceeds from previous acquisition	—	112
Payments to acquire investments	—	(110)
Net cash used in investing activities	(20,112)	(6,920)
CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES:
Borrowing under revolving credit facility	358,000	—
Repayments under revolving credit facility	(359,500)	—
Dividends paid	(19,768)	(16,308)
Proceeds from exercise of stock options	6,824	3,198
Payment consideration to tax authority on employees' behalf	(2,723)	—
Net cash flow used in financing activities	(17,167)	(13,110)
NET CHANGE IN CASH AND CASH EQUIVALENTS	(2,254)	43,274
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	9,451	64,936
CASH AND CASH EQUIVALENTS, END OF PERIOD	$7,197	$108,210

ManTech-F

ManTech International Corporation

Investor Relations
Judy Bjornaas
Executive Vice President and Chief Financial Officer
(703) 218-8269
Investor.Relations@ManTech.com

Media
Sue Cushing
VP Corporate Communications
(703) 814-8369
Sue.Cushing@ManTech.com